Exhibit 5.1

OPINION OF HAYDEN BERGMAN ROONEY, PROFESSIONAL CORPORATION

January 30, 2007

Digital Music Group, Inc.

2151 River Plaza Drive, Suite 200

Sacramento, CA 95833

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on January 30, 2007 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an additional 400,000 shares of your common stock, par value $0.01 per share (the “Shares”) reserved for issuance under the Amended and Restated 2005 Stock Plan (the “Plan”), none of which are subject to currently outstanding options under the Plan. As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours, /s/ HAYDEN BERGMAN ROONEY Professional Corporation